SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        CONSUMER PORTFOLIO SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
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     and 0-11.
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     (2) Aggregate number of securities to which transaction applies:
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     paid previously. Identify the previous filing by registration statement
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

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                        CONSUMER PORTFOLIO SERVICES, INC.

                16355 Laguna Canyon Road, Irvine California 92618

                               Phone: 949-753-6800





The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Wednesday, July 12, 2000, at the Company's offices, 16355 Laguna Canyon Road, Irvine, California for the following purposes:

o    To elect the Company's entire Board of Directors for a one-year term.

o To amend the Company's 1997 Long-Term Incentive Stock Plan to increase the number of shares issuable pursuant to awards under the plan.

o To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

o    To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on June 14, 2000, are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.



By Order of the Board of Directors


Mark A. Creatura, Secretary
Dated:   June 15, 2000

                        CONSUMER PORTFOLIO SERVICES, INC.
                            16355 Laguna Canyon Road

                            Irvine, California 92618

                                  949-753-6800



                               PROXY STATEMENT FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 12, 2000

                                   -----------

                                  INTRODUCTION



This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 a.m., local time, on Wednesday, July 12, 2000, at the Company's offices, 16355 Laguna Canyon Road, Irvine, California 92618, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on June 14, 2000, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 20,323,651 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about June 15, 2000. Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

NOMINATIONS

Each of the of the Company's six current directors has been nominated for election as a director at the Annual Meeting, and each has agreed to serve as a director if elected. Directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them set forth below is based upon information furnished to the Company by them.

    NAME                        AGE      POSITION(S) WITH THE COMPANY

    Charles E. Bradley, Sr.      70      Chairman of the Board of Directors

    Charles E. Bradley, Jr.      40      President, Chief Executive Officer,
                                         and Director

    William B. Roberts           62      Director

    John G. Poole                57      Vice Chairman of the Board of Directors

    Robert A. Simms              61      Director

    Thomas L. Chrystie           67      Director

CHARLES E. BRADLEY, SR. has been the Chairman of the Board of the Company since its formation in March 1991. Mr. Bradley is one of the founders of Stanwich Partners, Inc. ("Stanwich"), a Connecticut investment firm which acquires controlling interests in companies in conjunction with the existing operating management of such companies, and has been President, a director and a shareholder of that company since its formation in 1982. He is also President, Chief Executive Officer and a director of Reunion Industries, Inc., a publicly held company which manufactures precision plastic products and provides engineered plastics services. Mr. Bradley is currently Chairman of the Board and Chief Executive Officer of DeVlieg-Bullard, Inc., and a director of Texon Energy Corp., and Sanitas, Inc. He is Chairman of the Board and Chief Executive Officer of NAB Asset Corporation (38% of whose outstanding shares of voting stock are held by the Company). Other than Stanwich, all of the above corporations are publicly-held or are required to file periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934. Mr. Bradley is the father of Charles E. Bradley, Jr.

CHARLES E. BRADLEY, JR. has been the President and a director of the Company since its formation in March 1991. In January 1992, Mr. Bradley was appointed Chief Executive Officer of the Company. From March 1991 until December 1995 he served as Vice President and a director of CPS Holdings, Inc. From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm. From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm. Mr. Bradley, Jr. is currently serving as a director of NAB Asset Corporation, Texon Energy Corporation, and Thomas Nix Distributor, Inc. Charles E. Bradley, Sr., Chairman of the board of directors of the Company, is his father.

THOMAS L. CHRYSTIE has been a director of the Company since April 1995. He has been self-employed as an investor, through Wycap Corporation, since 1988. His previous experience includes 33 years at Merrill Lynch & Co. in various capacities including heading Merrill Lynch's investment banking, capital markets and merchant banking activities.
In addition, he served as Merrill Lynch & Co.'s Chief Financial Officer.

JOHN G. POOLE has been a director of the Company since November 1993 and its Vice Chairman since January 1996. He was a co-founder of Stanwich in 1982 and has been a director, vice president and shareholder of that company since its formation. Mr. Poole is a director of Reunion Industries, Inc., Sanitas, Inc., and DeVlieg-Bullard, Inc.

WILLIAM B. ROBERTS has been a director of the Company since its formation in March 1991. Since 1981, he has been the President of Monmouth Capital Corp., an investment firm which specializes in management buyouts. Mr. Roberts serves on the board of directors of Atlantic City Racing Association, a publicly-held corporation, which owns and operates a race track.

ROBERT A. SIMMS has been a director of the Company since April 1995. He has been the Chairman and Chief Executive Officer of Simms Capital Management, Inc. since 1984. He is a director of the National Football Foundation and Hall of Fame. Mr. Simms also serves on the Board of Overseers of Rutgers University and was formerly a partner in Bear Stearns & Co.

BANKRUPTCY PROCEEDINGS. Mr. Bradley, Sr. is chairman of the board of directors and Mr. Poole is a director of DeVlieg-Bullard, Inc. ("DBI"). On July 15, 1999, DBI filed a voluntary petition in the United States Bankruptcy Court for the Northern District of Ohio for reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. Bradley, Jr. is chairman of the board of members and Mr. Bradley, Sr. is a member of the board of members of LINC Acceptance Company, LLC ("LINC"). LINC is a limited liability company organized under the laws of Delaware, and its board of members has certain management authority. The operating agreement of LINC designated the chairman of the board of members as LINC's chief executive officer. LINC is a majority-owned subsidiary of the Company, which engaged in the business of purchasing retail motor vehicle installment purchase contracts, and selling such contracts to the Company or other affiliates. LINC ceased operations in the second quarter of 1999. On October 29, 1999, three former employees of LINC filed an involuntary petition in the United States Bankruptcy Court for the District of Connecticut seeking LINC's liquidation under Chapter 7 of the United States Bankruptcy Code.

The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee. The members of the Audit Committee are Thomas L. Chrystie (chairman), Robert A. Simms and William B. Roberts. John G. Poole is an alternate member of the Audit Committee. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedure.

The members of the Compensation and Stock Option Committee are Robert A. Simms (chairman), Thomas L. Chrystie and William B. Roberts. This Committee makes recommendations to the Board of Directors as to general levels of compensation for all employees of the Company, the annual salary of each of the executive officers of the Company, authorizes the grants of options to employees under the Company's 1991 Stock Option Plan and the 1997 Long-Term Stock Incentive Plan, and reviews and approves compensation and benefit plans of the Company.

The Company does not have a Nominating Committee. Shareholders who wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Board of Directors at the Company's principal offices.

The Board of Directors held four regular meetings and one special meeting in 1999, and twice acted by written consent. The Audit Committee met twice during 1999, and the Compensation Committee met three times and monthly (twelve times) acted by written consent. Each director attended at least 75% of the meetings, of the Board and its committees of which he was a member.

The Board of Directors recommends a vote "FOR" each of the nominees above.

           PROPOSAL NO. 2 - AMENDMENT TO 1997 LONG-TERM INCENTIVE PLAN

At the Annual Meeting, the Company's shareholders will be asked to approve an amendment (the "Amendment") to the Company's 1997 Long-Term Incentive Stock Plan (the "1997 Plan"). The Amendment would increase by 1,000,000, to a total of 2,500,000, the number of shares of the Common Stock that may be issued pursuant to awards under the 1997 Plan.

In April 1997 the Board of Directors adopted the 1997 Plan, which was subsequently approved by the Company's shareholders. The principal reason for the proposed amendment to the 1997 Plan is that the Company has made grants, net of cancellations, under the 1997 Plan with respect to 1,387,350 of the 1,500,000 shares currently authorized for issuance thereunder. In addition to the 1997 Plan, the Company's shareholders have authorized the issuance of options to purchase up to 2,700,000 shares under the 1991 Stock Option Plan (the "1991 Plan"), and the Board of Directors has granted non-plan options with respect to an aggregate of 235,000 shares. As of May 31, 2000, there are 6,950 shares remaining available under the 1991 Plan, which will terminate (without affecting outstanding options) in December 2001. Of the total of 4,200,000 shares authorized for issuance under the 1991 Plan or the 1997 Plan (prior to approval of the Amendment), 1,434,900 have been issued upon exercise of options, 2,645,500 are subject to outstanding options, and 119,600 remain available for grant. None of the 235,000 non-plan options have been exercised.

The Board of Directors has determined that the Company's ability to retain and attract qualified personnel would be best served by authorizing the issuance of additional long-term incentives, including stock options, and has therefore amended the 1997 Plan and directed that the amendment be submitted to the shareholders for approval.

The purposes of the 1997 Plan are to align employees' long-term financial interests with those of shareholders, reinforce a performance-oriented culture and strategy, reward employees for increasing the Company's stock price over time and to attract, retain and motivate employees.

The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which has complete discretion to select the optionee and to establish the terms and conditions of each award, subject to the provisions of the 1997 Plan. The Committee is authorized to grant any of the following awards to such eligible persons as the Committee may select: options to purchase common stock; stock appreciation rights; other stock awards; and stock payments, any of which may be granted singly, in tandem or in combination as the Committee may determine. Shares of stock subject to awards are shares of common stock, no par value, of the Company.

The 1997 Plan permits the grant of stock options to purchase shares at such exercise price as the Committee may determine. The 1997 Plan permits the grant of stock options in the form of nonqualified stock options as well as incentive stock options as described in Section 422 of the Code. The 1997 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The exercise period for any stock option granted is determined by the Committee at the time of grant, but may not be longer than 10 years from the date of grant. Upon exercise, the option exercise price may be paid in cash, or, if so provided in the option agreement or with the consent of the Committee, by tendering shares of Company stock owned by the optionee, by authorizing the Company or its affiliates to sell the shares subject to the option and assigning to the Company a sufficient amount of the sale proceeds to pay the option price, or any combination of such methods. A stock appreciation right (an "SAR") represents a right to receive a payment in cash, shares or a combination of both, equal to the excess of the fair market value of a specified number of shares on the date the SAR is exercised over an amount that is no less than the fair market value of the shares on the date of grant, unless such award is granted retroactively in substitution for an existing stock option. No SARs have been granted under the 1997 Plan.

Stock awards (including restricted stock) and stock payments may also be granted pursuant to the 1997 Plan. Stock awards may be made in shares of common stock or denominated in units equivalent in value to shares or may otherwise be based on or related to shares of common stock. All or part of any stock award may be subject to conditions and restrictions established by the Committee, which may include continuous service and/or achievement of performance goals. The performance criteria that may be used by the Committee in granting awards contingent on performance goals for officers to which Section 162(m) of the Code is applicable consist of stock price, earnings level and return on equity. The Committee may select one criterion or multiple criteria for measuring performance and the measurement may be based on the performance of the Company and/or on comparative performance with other companies. The Committee may grant awards under the 1997 Plan that are not based on the performance criteria specified above, in which case the compensation paid under such awards to officers to which Section 162(m) of the Code is applicable may not be deductible. In all cases, the minimum vesting requirement for all or a portion of any stock award will be not less than six months. Stock payments may be made pursuant to the 1997 Plan to compensate individuals for amounts otherwise payable in cash, in which case the shares used for such payment will not be applied to the share limitations of the 1997 Plan and no minimum vesting period will apply. No stock awards or stock payments have been granted under the 1997 Plan.

The Committee may grant awards to employees of the Company or of entities in which the Company has a controlling or significant equity interest. As of May 31, 2000, there were approximately 488 persons eligible to participate in the 1997 Plan. Stock options, stock appreciation rights, other stock awards and stock payments may also be granted to employees of other companies who become employees of the Company or an affiliate as a result of a merger, consolidation or acquisition in substitution for stock options or other stock denominated awards held by such employees in such other companies.

The 1997 Plan currently provides that an aggregate maximum of up to 1,500,000 shares of the Company's common stock may be subject to awards under the 1997 Plan, which maximum will increase to 2,500,000 shares if the Amendment is approved at the Annual Meeting. No more than 750,000 shares represented by awards may be granted to any single individual over the life of the 1997 Plan. The market value of the maximum 2,500,000 shares, if all were outstanding as of May 31, 2000, would be $2,500,000, based on the $1.00 per share closing price reported by Nasdaq for that date. All shares of common stock subject to the 1997 Plan and covered by outstanding awards will be proportionately adjusted, subject to the Committee's discretion, for any future stock splits or consolidations or other corporate transactions.

The provisions governing the disposition of specific awards granted under the 1997 Plan in the event of the retirement, disability, death or other termination of employment of the participant may be determined by the Committee at the time such awards are granted. In general, upon termination of employment of an optionee, all options granted to such person that were not exercisable on the date of such termination terminate immediately, and any options that were then exercisable terminate 90 days (one year in the case of termination by reason of death or disability) following termination of employment, except in the event of termination for cause. In the event of termination for cause, all unexercised options terminate immediately. Awards granted under the 1997 Plan are not transferable or assignable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order.

Prior to a change of control of the Company, the Committee or the Board of Directors may alter, amend, suspend or discontinue the 1997 Plan or any agreements granted thereunder to the extent permitted by law. However, approval of the shareholders is necessary to increase the number of shares available for awards.

In the event of a change of control of the Company or an affiliate, the Committee or the Board of Directors may take action to accelerate the time period for exercising or realizing awards, to provide for the purchase of awards for an amount equal to the amount that could have been obtained upon the exercise or realization of rights had the awards been currently exercisable or payable, to make adjustments to the awards to reflect the change of control, or to cause outstanding awards to be assumed, or new rights substituted therefore, by the corporation surviving such change.

A copy of the complete text of the 1997 Plan may be obtained upon request from the Office of the Secretary, Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618.

As the Company's executive officers are eligible to receive awards under the 1997 Plan, such individuals may be deemed to have a personal interest in approval of the Amendment. The table captioned "Options/Grants in Last Fiscal Year," which appears below in this Proxy Statement, gives information regarding all stock options granted in the year ended December 31, 1999, to the Company's chief executive officer and its four most highly-compensated other executive officers (together with the chief executive officer, the "Named Executive Officers"), whether such options were granted under the 1997 Plan or 1991 Plan, or were non-plan options. Such grants are not contingent on approval of the Amendment. On an aggregate basis, in the year ended December 31, 1999, (i) all current executive officers of the Company as a group were granted options with respect to a total of 1,587,000 shares, at an exercise price of $0.625 per share (excluding options that were both granted and canceled in 1999), (ii) all directors who are not executive officers were granted options with respect to a total of 60,000 shares, at an exercise price of $0.625 per share, and (iii) all employees other than executive officers were granted options with respect to a total of 1,392,900 shares, at a weighted average exercise price of $0.633 per share.

Options granted under the 1997 Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or nonstatutory stock options.

The recipient of an incentive stock option does not incur ordinary taxable income at the time of grant or exercise of the option. However, the optionee may incur alternative minimum tax upon exercise of the option. The Company is not entitled to a tax deduction at the time of exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least one year after receipt of the shares by the optionee and two years after grant of the incentive stock option, any gain is treated as long-term capital gain. If these holding periods are not satisfied, the optionee recognizes ordinary taxable income equal to the difference between the exercise price, and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. In turn, the Company is entitled to a tax deduction for the amount of the ordinary income recognized by the optionee. Any gain to the optionee in excess of the ordinary income from a disposition which does not meet the statutory holding period requirements, is long-term capital gain if the sale occurs more than one year after exercise or short-term capital gain if the sale occurs within one year after the exercise.

Options which do not qualify as incentive stock options are nonstatutory stock options. An optionee does not recognize taxable income at the time of grant of a nonstatutory stock option. However, upon exercise, the optionee does recognize ordinary taxable income equal to the excess of the fair market value of the shares at time of exercise over the exercise price. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) is treated as capital gain or loss.

Approval of the Amendment to the 1997 Plan requires the affirmative vote of a majority of the votes cast at the meeting by the shareholders entitled to vote thereon. The Board of Directors recommends a vote FOR this proposal.


       PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, on recommendation of the Audit Committee, has appointed the accounting firm of KPMG LLP to be the Company's independent auditors for the year ending December 31, 2000.

A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. If the shareholders do not ratify the selection of KPMG LLP, another firm of independent public accountants will be selected by the Board of Directors at the Annual Meeting. Representatives of KPMG LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

The Board of Directors recommends a vote "FOR" ratification of the selection of KPMG LLP.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the three fiscal years ended December 31, 1999, 1998 and 1997 by the Company's chief executive officer and by its four most highly compensated other executive officers (such five individuals, the "named executive officers") who were serving as executive officers at December 31, 1999.

SUMMARY COMPENSATION TABLE
                                                                               Long Term          All Other
                                                    Compensation for          Compensation       Compensation
                                                      period shown              Awards(1)            (2)
     --------------------------------------------------------------------------------------------------------
       Name and Principal Position       Year      Salary        Bonus         Options/SARs
     --------------------------------------------------------------------------------------------------------
     CHARLES E. BRADLEY, JR.             1999       $500,000    $300,000           780,240           1,380
     President & Chief Executive         1998        450,000     750,000           498,400           1,380
     Officer                             1997        425,000     575,000                 0           1,380
     --------------------------------------------------------------------------------------------------------
     CURTIS K. POWELL                    1999        182,000      73,000           178,000           1,130
     Senior Vice President -             1998        170,000     107,000           178,000           1,046
     Marketing                           1997        143,000      97,000                 0           1,045
     --------------------------------------------------------------------------------------------------------
     NICHOLAS P. BROCKMAN                1999        151,000      72,000           103,000           1,027
     Senior Vice President -             1998        137,000      88,000            84,600             996
     Collections                         1997        127,000      62,000                 0             974
     --------------------------------------------------------------------------------------------------------
     RICHARD P. TROTTER                  1999        148,000      65,000           192,600           1,027
     Senior Vice President -             1998        137,000      87,000           192,600             988
     Originations                        1997        124,500      81,000            43,000             953
     --------------------------------------------------------------------------------------------------------
     WILLIAM L. BRUMMUND, JR.            1999        153,000      58,000           132,600           1,046
     Senior Vice President -             1998        143,000      92,000            84,600           1,002
     Administration                      1997        129,000      84,000                 0             974
     --------------------------------------------------------------------------------------------------------

(1) Number of shares that might be purchased upon exercise of options that were granted in the period shown. Some of such options have been cancelled in connection with repricings. See table on next page.
(2) Amounts in this column represent (a) Company contributions to the Employee Savings Plan (401(k) Plan), in the amount of $600 per year per individual, and
(b) premiums paid by the Company for group life insurance, as applicable to the named executive officers.

OPTION AND SAR GRANTS

The Company in the year ended December 31, 1999, did not grant any stock appreciation rights to any of the named executive officers, and granted options to such officers on two occasions. The Company in the past had made a practice of granting stock options to its executive officers and other employees from time to time, and in January 1999 granted options to each of its named executive officers. Each named executive officer other than the chief executive officer received in January a grant of options with respect to 10,000 shares, to become exercisable at the then-current market price of $4.4375 per share. The chief executive officer received in January a grant of options with respect to 175,000 shares, also to become exercisable at $4.4375 per share. On October 29, 1999, the compensation committee of the board of directors determined that the decline in the prevailing market price of the Company's common stock had greatly impaired the incentive value of the Company's outstanding options, and made it advisable to alter the terms of such options so as to maintain an incentive value. The Company therefore at that time amended each outstanding option in two respects: (i) to reduce the exercise price thereof to $0.625 per share, which was the market price of such shares on the October date of the amendment, and
(ii) to prohibit the exercise of all or any part of such modified options prior to April 29, 2000. The following table summarizes each 1999 grant to any of the named executive officers.

---------------------------------------------------------------------------------------------------------------------
                                                                                     Potential Realizable Value
                   OPTIONS/GRANTS IN LAST FISCAL YEAR --                             at Assumed Annual Rates of
                                                                                     Stock Price Appreciation for
                          INDIVIDUAL GRANTS                                                  Option Term
---------------------------------------------------------------------------------------------------------------------
                                         Percent of
                           Number of       Total
                             Shares       Options
                           Underlying    Granted to     Exercise or
                            Options      Employees      Base Price    Expiration
         Name               Granted       in 1999        ($/Share)       Date           5%           10%      Notes
---------------------------------------------------------------------------------------------------------------------
Charles E. Bradley, Jr.      175,000*       2.1243         $4.4375     01/26/09       $488,375*    $1,237,640*   *
                               1,840        0.0223         $0.6250     08/01/01           $102           $209    **
                             200,000        2.4277         $0.6250     03/31/06        $45,973       $105,471    **
                               8,400        0.1020         $0.6250     12/15/04         $1,492         $3,309    (1)
                             150,000        1.8208         $0.6250     03/31/04        $22,573        $49,141    **
                              30,800        0.3739         $0.6250     01/12/08         $9,477        $22,830    (2)
                              39,200        0.4758         $0.6250     01/12/08        $12,062        $29,056    **
                             175,000        2.1243         $0.6250     01/26/09        $62,332       $154,589    **
---------------------------------------------------------------------------------------------------------------------
Richard P. Trotter            10,000*       0.1214         $4.4375     01/26/09        $27,907*       $70,722*   *
                              18,000        0.2185         $0.6250     05/08/07         $4,989        $11,794    (3)
                              70,000        0.8497         $0.6250     01/04/04         $9,906        $21,434    **
                               7,600        0.0923         $0.6250     03/31/05         $1,437         $3,211    (4)
                              25,000        0.3035         $0.6250     05/08/07         $6,929        $16,380    (5)
                              32,000        0.3884         $0.6250     05/02/04         $4,922        $10,739    **
                              20,000        0.2428         $0.6250     01/12/08         $6,154        $14,824    (6)
                              10,000        0.1214         $0.6250     01/26/09         $3,561         $8,833    (7)
---------------------------------------------------------------------------------------------------------------------
Curtis K. Powell              10,000*       0.1214         $4.4375     01/26/09        $27,907*       $70,722*   *
                              10,000        0.1214         $0.6250     01/12/08         $3.077         $7,412    (8)
                              40,000        0.4855         $0.6250     03/31/06         $9,194        $21,094    **
                              10,000        0.1214         $0.6250     01/12/08         $3,077         $7,412    (8)
                              35,000        0.4249         $0.6250     03/31/06         $8,045        $18,457    (9)
                              43,000        0.5220         $0.6250     10/31/04         $7,434        $16,430    (10)
                              20,000        0.2428         $0.6250     01/17/05         $3,625         $8,056    **
                              10,000        0.1214         $0.6250     01/26/09         $3,561         $8,833    (7)
---------------------------------------------------------------------------------------------------------------------
William L. Brummund, Jr.      10,000*       0.1214         $4.4375     01/26/09        $27,907*       $70,722*   *
                              36,800        0.4467         $0.6250     12/15/01         $2,517         $5,173    **
                              11,200        0.1360         $0.6250     10/29/09         $4,402        $11,156    **
                              32,000        0.3884         $0.6250     05/02/04         $4,922        $10,739    **
                              20,000        0.2428         $0.6250     01/12/08         $6,154        $14,824    (11)
                               5,000        0.0607         $0.6250     03/31/06         $1,149         $2,636    (12)
                               7,600        0.0923         $0.6250     10/31/04         $1,313         $2,903    (7)
                              10,000        0.1214         $0.6250     01/26/09         $3,561      $8,833.68    (7)
---------------------------------------------------------------------------------------------------------------------
Nicholas P. Brockman          10,000*       0.1214         $4.4375     01/26/06        $27,907*       $70,722*   *
                              18,400        0.2234         $0.6250     12/15/01         $1,258         $2,586    **
                              20,000        0.2428         $0.6250     01/12/08         $6,154        $14,824    (13)
                              12,600        0.1529         $0.6250     03/31/06         $2,896         $6,644    (14)
                              32,000        0.3884         $0.6250     05/02/04         $4,922        $10,739    **
                              10,000        0.1214         $0.6250     01/26/09         $3,561         $8,833    (7)
---------------------------------------------------------------------------------------------------------------------

* The recipients of such options will receive no value, as such options were cancelled and replaced in October 1999.
** fully exercisable at present.

Numbered notes above refer to the associated options becoming exercisable in cumulative installments as follows:
(1)  5380 shares on 5/1/03 and 3020 shares on 5/1/04
(2)  8600 shares on 1/12/04, 11,100 on 1/12/05 and 11,100 on 1/12/06
(3)  8100 shares presently exercisable, 5200 on 5/8/01, and 4700 on 5/8/02
(4)  as to all shares on 5/1/01
(5)  80% presently exercisable, and 20% on 5/8/01
(6)  6600 shares on 1/12/03, 11,000 on 1/12/04 and 2400 on 1/12/05
(7) 2000 shares presently exercisable, and 2000 on each of 1/26/01, 1/26/02, 1/26/03 & 1/26/04

(8)  as to 50% on 1/12/01 and 50% on 1/12/02
(9)  2000 shares on 5/1/01, and 11,000 on each of 5/1/02, 5/1/03 & 5/1/04
(10) 32,250 shares presently exercisable, and the remainder on 5/1/01
(11) 3000 shares presently exercisable, 1500 on 1/12/01, 1800 on 1/12/02, 6100 on 1/12/03 and 7600 on 1/12/04
(12) as to all shares on 5/1/02
(13) 3000 shares presently exercisable, 1500 on 1/12/01, 3600 on 1/12/02, 6100 on 1/12/03, and 5800 on 1/12/04
(14) 7600 shares on 5/1/01 and 5000 on 5/1/02

OPTIONS REPRICING

The following table sets forth information regarding each repricing of any options held by any executive officer of the Company, at any time from inception to the present.

                                               OPTION/     MARKET VALUE  EXERCISE PRICE        NEW    LENGTH OF ORIGINAL
                                   DATE OF  SAR SHARES       AT TIME OF      AT TIME OF   EXERCISE        OPTION TERM AT
      NAME                       REPRICING    REPRICED        REPRICING       REPRICING      PRICE     TIME OF REPRICING
Thurman L. Blizzard             10/21/1998      70,000          $3.2500         $9.0000    $3.2500      9 Years  83 Days
Sr VP - Risk Management         10/29/1999      70,000          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999      10,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days

Charles E. Bradley, Jr.         10/29/1999       1,840          $0.6250         $2.6875    $0.6250     1 Years  276 Days
President                       10/21/1998     150,000          $3.2500         $5.3750    $3.2500     5 Years  162 Days
                                10/21/1998       8,400          $3.2500         $7.2500    $3.2500      6 Years  55 Days
                                10/21/1998     200,000          $3.2500         $8.8750    $3.2500     7 Years  161 Days
                                10/21/1998      39,200          $3.2500         $9.0000    $3.2500      9 Years  83 Days
                                10/21/1998      30,800          $3.2500         $9.0000    $3.2500      9 Years  83 Days
                                10/29/1999      39,200          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999      30,800          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999     200,000          $0.6250         $3.2500    $0.6250     6 Years  153 Days
                                10/29/1999       8,400          $0.6250         $3.2500    $0.6250      5 Years  47 Days
                                10/29/1999     150,000          $0.6250         $3.2500    $0.6250     4 Years  154 Days
                                10/29/1999     175,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days

Nicholas P. Brockman            10/29/1999      18,400          $0.6250         $2.6875    $0.6250      2 Years  47 Days
Sr VP - Collections             10/21/1998      32,000          $3.2500         $5.3750    $3.2500     5 Years  162 Days
                                10/21/1998      12,600          $3.2500         $8.8750    $3.2500     7 Years  161 Days
                                10/21/1998      20,000          $3.2500         $9.0000    $3.2500      9 Years  83 Days
                                10/29/1999      20,000          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999      12,600          $0.6250         $3.2500    $0.6250     6 Years  153 Days
                                10/29/1999      32,000          $0.6250         $3.2500    $0.6250     4 Years  154 Days
                                10/29/1999      10,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days
                                10/29/1999      20,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days

William L. Brummund             10/29/1999      11,200          $0.6250         $2.5000    $0.6250     2 Years  154 Days
Sr VP - Administration          10/29/1999      36,800          $0.6250         $2.6875    $0.6250      2 Years  47 Days
                                10/21/1998      32,000          $3.2500         $5.3750    $3.2500     5 Years  194 Days
                                10/21/1998       7,600          $3.2500        $11.0000    $3.2500      6 Years  10 Days
                                10/21/1998       5,000          $3.2500         $8.8750    $3.2500     7 Years  161 Days
                                10/21/1998      20,000          $3.2500         $9.0000    $3.2500      9 Years  83 Days
                                10/29/1999      20,000          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999      32,000          $0.6250         $3.2500    $0.6250     4 Years  154 Days
                                10/29/1999       7,600          $0.6250         $3.2500    $0.6250       5 Years  2 Days
                                10/29/1999       5,000          $0.6250         $3.2500    $0.6250     6 Years  153 Days
                                10/29/1999      10,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days

Mark A. Creatura                10/21/1998      20,000          $3.2500         $9.0000    $3.2500      9 Years  83 Days
Sr VP & General Counsel         05/07/1997      50,000          $8.4375        $12.0000    $8.5000     8 Years  177 Days
                                10/21/1998      50,000          $3.2500         $8.5000    $3.2500     8 Years  198 Days
                                10/29/1999      20,000          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999      50,000          $0.6250         $3.2500    $0.6250     7 Years  190 Days
                                10/29/1999      40,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days

                                               OPTION/     MARKET VALUE  EXERCISE PRICE        NEW    LENGTH OF ORIGINAL
                                   DATE OF  SAR SHARES       AT TIME OF      AT TIME OF   EXERCISE        OPTION TERM AT
      NAME                       REPRICING    REPRICED        REPRICING       REPRICING      PRICE     TIME OF REPRICING
Jeffrey P. Fritz                10/21/1998      32,000          $3.2500         $5.3750    $3.2500     5 Years  194 Days
Former Sr. V.P. & CFO           10/21/1998       7,600          $3.2500        $11.0000    $3.2500      6 Years  10 Days
                                10/21/1998       5,000          $3.2500         $8.8750    $3.2500     7 Years  161 Days
                                10/21/1998      20,000          $3.2500         $9.0000    $3.2500      9 Years  83 Days

Curtis K. Powell                10/21/1998      35,000          $3.2500         $8.8750    $3.2500     7 Years  161 Days
Sr VP - Marketing               10/21/1998      40,000          $3.2500         $8.8750    $3.2500     7 Years  161 Days
                                10/21/1998      43,000          $3.2500         $7.2500    $3.2500      6 Years  10 Days
                                10/21/1998      20,000          $3.2500         $6.6250    $3.2500      6 Years  10 Days
                                10/21/1998      10,000          $3.2500         $9.0000    $3.2500      9 Years  83 Days
                                10/21/1998      10,000          $3.2500         $9.0000    $3.2500      9 Years  83 Days
                                10/29/1999      10,000          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999      10,000          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999      35,000          $0.6250         $3.2500    $0.6250     6 Years  153 Days
                                10/29/1999      20,000          $0.6250         $3.2500    $0.6250       5 Years  2 Days
                                10/29/1999      43,000          $0.6250         $3.2500    $0.6250       5 Years  2 Days
                                10/29/1999      40,000          $0.6250         $3.2500    $0.6250     6 Years  153 Days
                                10/29/1999      10,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days

James L. Stock                  10/21/1998       3,000          $3.2500         $8.3750    $3.2500     7 Years  290 Days
Sr VP & CFO                     10/21/1998      32,000          $3.2500         $9.0000    $3.2500      9 Years  83 Days
                                10/29/1999      32,000          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999       3,000          $0.6250         $3.2500    $0.6250     6 Years  282 Days
                                10/29/1999      11,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days
                                10/29/1999      25,000          $0.6250         $0.6250    $0.6250      10 Years  0 Days

Kris I. Thomsen                 10/29/1999      19,000          $0.6250         $2.5000    $0.6250      2 Years  47 Days
Sr VP - Systems                 10/29/1999      23,000          $0.6250         $2.6875    $0.6250      2 Years  64 Days
                                10/21/1998      20,000          $3.2500         $5.5625    $3.2500     5 Years  194 Days
                                10/21/1998       4,560          $3.2500         $7.2500    $3.2500     6 Years  161 Days
                                10/21/1998       3,000          $3.2500        $12.0000    $3.2500      7 Years  10 Days
                                10/21/1998      12,000          $3.2500         $9.0000    $3.2500      9 Years  83 Days
                                10/29/1999      12,000          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999       3,000          $0.6250         $3.2500    $0.6250       6 Years  2 Days
                                10/29/1999      20,000          $0.6250         $3.2500    $0.6250     4 Years  186 Days
                                10/29/1999       4,560          $0.6250         $3.2500    $0.6250     5 Years  153 Days
                                10/29/1999      20,000          $0.6250         $1.5625    $0.6250     9 Years  245 Days
                                10/29/1999       6,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days
                                10/29/1999       2,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days

Richard P. Trotter              10/21/1998      32,000          $3.2500         $5.3750    $3.2500     5 Years  194 Days
Sr VP - Originations            10/21/1998      70,000          $3.2500         $4.3750    $3.2500      5 Years  75 Days
                                10/21/1998       7,600          $3.2500         $7.2500    $3.2500     6 Years  161 Days
                                05/07/1997      25,000          $8.4375        $12.0000    $8.5000     8 Years  177 Days
                                05/07/1997      18,000          $8.4375        $12.0000    $8.5000     8 Years  177 Days
                                10/21/1998      20,000          $3.2500         $9.0000    $3.2500      9 Years  83 Days
                                10/21/1998      25,000          $3.2500         $8.5000    $3.2500     8 Years  199 Days
                                10/21/1998      18,000          $3.2500         $8.5000    $3.2500     8 Years  199 Days
                                10/29/1999      20,000          $0.6250         $3.2500    $0.6250      8 Years  75 Days
                                10/29/1999      70,000          $0.6250         $3.2500    $0.6250      4 Years  67 Days
                                10/29/1999       7,600          $0.6250         $3.2500    $0.6250     5 Years  153 Days
                                10/29/1999      25,000          $0.6250         $3.2500    $0.6250     7 Years  191 Days
                                10/29/1999      32,000          $0.6250         $3.2500    $0.6250     4 Years  186 Days
                                10/29/1999      18,000          $0.6250         $3.2500    $0.6250     7 Years  191 Days
                                10/29/1999      10,000          $0.6250         $4.4375    $0.6250      9 Years  89 Days

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUE TABLE

The following table sets forth, as of December 31, 1999, and for the year then ended, the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the December 31, 1999, value of all unexercised options held by such persons. Each option referred to in the table was granted under the Company's 1991 Stock Option Plan, or under the 1997 Long-Term Incentive Stock Plan, at an option price per share equal to the fair market value per share on the date of grant. All options held at December 31, 1999, were subject to a period of non-exercisability, which extended through April 29, 2000; accordingly, the number of options exercisable at December 31, 1999, was zero for each individual.

-------------------------------------------------------------------------------------------------
Name                          Number of Unexercised Options    Value of Unexercised In-the-Money
                                       at December 31, 1999      Options at December 31, 1999(1)
                                  Exercisable/Unexercisable            Exercisable/Unexercisable
-------------------------------------------------------------------------------------------------
Charles E. Bradley, Jr.                           0/605,240                          $0/$567,715
-------------------------------------------------------------------------------------------------
Nicholas P. Brockman                               0/93,000                           $0/$87,234
-------------------------------------------------------------------------------------------------
William L. Brummund, Jr.                          0/122,600                          $0/$114,999
-------------------------------------------------------------------------------------------------
Richard P. Trotter                                0/182,600                          $0/$171,279
-------------------------------------------------------------------------------------------------
Curtis K. Powell                                  0/168,000                          $0/$157,584
-------------------------------------------------------------------------------------------------

(1) Valuation based on the last sales price on December 31, 1999 of $1.5625 per share, as reported by Nasdaq.


BONUS PLAN

The named executive officers and other officers participate in a management bonus plan, pursuant to which such employees are entitled to earn cash bonuses, if the Company achieves certain net income levels or goals established by the Board of Directors, and if such employees achieve certain individual objectives. The amount of bonus payable to each officer is determined by the Board of Directors upon recommendation of the Compensation Committee.

DIRECTOR COMPENSATION

During the year ended December 31, 1999, the Company paid director compensation of $125,000 to Mr. Bradley, Sr., for his service as Chairman of the Board of Directors, and $25,962 to Mr. Poole for his service as Vice-Chairman of the Board of Directors. Compensation to Mr. Poole was paid only for the period ended April 1999. Mr. Bradley, Jr., President of the Company, received no additional compensation for his service as a director. The remaining directors received a retainer of $1,000 per month and an additional fee of $500 per diem for attendance at meetings. Options originally issued to Mr. Chrystie and Mr. Simms in 1995 (as to 30,000 shares each) were included in the October 1999 repricing.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES IN GENERAL

As to base salary, the Company's objective is to establish base salaries at levels competitive with those in its industry. Annual adjustments in base salaries of officers other than the chief executive officer are approved by the Compensation Committee, acting on the recommendation of the chief executive officer.

The Company has made a practice of paying annual bonuses to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's objectives. Under the Company's bonus plan as applied to the year ended December 1999, executive officers of the Company other than its chief executive officer were eligible to receive a cash bonus of up to 100% of their base salaries. The amount of such bonus is determined initially by the Compensation Committee, acting on the recommendation of the chief executive officer, and is then made definite by action of the Board of Directors as a whole. The principal determining factor in the amount of bonus is whether the Company as a whole has met its earnings objective. Such objective is set by the Board of Directors at its spring meeting of the prior year. Other factors in determining the amount of bonus are whether the executive has met individual objectives set by the chief executive officer and a subjective evaluation of the officer's performance. The Compensation Committee also considers whether the level of compensation proposed would be fully deductible to the Company for federal income tax purposes.

Applying the above principles, the Compensation Committee in 2000 approved bonus compensation to each of the named executive officers, other than the chief executive officer, of approximately 38% to 48% of his base salary for the year ended December 31, 1999. Such percentages were substantially lower that those of recent years, and reflect the fact that the Company did not meet its earnings objective for 1999, but instead recorded a loss. The named executive officers generally met their individual objectives. The Compensation Committee determined that some level of bonus compensation was appropriate so that the Company could pay roughly competitive levels of overall compensation, and thus expect to retain valuable personnel.

The Company's long-term incentive plan has consisted of awards of incentive and non-qualified stock options designed to promote the identity of long-term interests between the Company's executives and its shareholders and to assist in the retention of key executives and management personnel. Since the full benefit of stock option compensation cannot be realized unless stock appreciation occurs over a number of years, stock option grants are designed to provide an incentive to create shareholder value over a sustained period of time. On October 29, 1999, the Company reduced the exercise price of substantially all of the outstanding common stock options under the 1991 Stock Option Plan and the 1997 Long-Term Incentive Stock Plan to the fair market value per share as of the date of the reduction in price. The Company repriced these options in an effort to retain employees at a time when a significant percentage of stock options had exercise prices that were above fair market value. The Company believes that stock options are a valuable tool in compensating and retaining employees. All of the Company's executive officers participated in this repricing. To ensure that the effect of the repricing was to promote employee retention, the repriced options were not exercisable, in whole or in part, until at least six months had passed, that is, until April 29, 2000.

In exercising its discretion as to the level of executive compensation and its components, the Compensation Committee considers a number of factors. Financial factors considered include the Company's revenue, income and earnings per share; the change in its stock price; and return on equity. Operational factors considered include the Company's cost of funds; indicators of the credit quality of the Company's servicing portfolio, including levels of delinquencies and charge-offs; and indicators of successful management of personnel, including the number of employees hired and employee stability.

The Company also maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

COMPENSATION OF THE COMPANY'S CHIEF EXECUTIVE OFFICER

The Company's general approach in setting the annual compensation of its chief executive officer is to seek to be competitive with financial services companies similar to the Company, but to have a large percentage of his target compensation be dependent upon the Company's financial performance. During the year ended December 1999, the Company's chief executive officer, Charles E. Bradley, Jr., received $500,000 in base salary, which was an increase from a rate of $450,000 per year applicable to 1998. In setting that rate in the spring of 1999, the Compensation Committee considered primarily the levels of chief executive officer compensation prevailing among competitive financial services companies. The Committee also took note of the growth in the Company's revenues and earnings in the year 1998 in deciding to approve an increase in base salary.

The Company's policy regarding cash bonuses paid to its chief executive officer has been similar to its policy regarding cash bonuses for other executive officers, except that the Compensation Committee exercises a greater degree of discretion with respect to award of a bonus to the chief executive officer than it exercises with respect to bonuses paid to other executive officers. In the spring of 1999, the Compensation Committee reviewed the Company's internal projections for 1999, took note of the uncertainties facing the Company, and determined to set the target bonus for the chief executive officer at 100% of base salary.

The Compensation Committee in April 2000 reviewed the Company's and the chief executive officer's performance in 1999, and approved bonus compensation to the chief executive officer of $300,000, representing 60% of that executive's base salary for the year ended December 31, 1999. In determining to reduce the bonus awarded below the target level of 100%, the Compensation Committee considered the overall level of compensation earned by chief executive officers at comparable firms, the market performance of the Company's common stock, the Company's having incurred a loss for the year, and the ratio of chief executive compensation to the market capitalization of the Company. The Compensation Committee also noted that the chief executive during 1999 successfully retained key personnel, persuaded third parties to amend agreements with the Company so as to allow releases of cash from securitized pools, disposed of a $300 million portfolio of pledged collateral at prices that enabled the Company to pay the secured lenders in full, and maintained the Company's operational structure intact, all in the face of significant challenges.

/S/ THE COMPENSATION COMMITTEE
Robert A. Simms (chairman)
Thomas L. Chrystie
William B. Roberts

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the preceding report and the following Performance Graph shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock from March 31, 1995 through December 31, 1999, with (i) the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies), and
(ii) the cumulative total return of the CRSP Index for Nasdaq Financial Stocks. The graph assumes $100 was invested on March 31, 1995 in the Company's common stock, and in each of the two indices shown, and that all dividends were reinvested. Data are presented for the last trading day in each of the Company's fiscal years. The Company's fiscal year ended on March 31 until 1995, when the Company changed its fiscal year-end to December 31.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CONSUMER PORTFOLIO SERVICES, INC., NASDAQ STOCK MARKET (U.S. COMPANIES) AND NASDAQ FINANCIAL STOCKS.




                            [PERFORMANCE GRAPH HERE]




                                          MAR 1995   DEC 1995   DEC 1996   DEC 1997   DEC 1998   DEC 1999
                                          --------   --------   --------   --------   --------   --------
Consumer Portfolio Services, Inc.          $100.00    112.30     138.46     118.46     47.69       19.23
Nasdaq Stock Market (U.S.)                 $100.00    129.72     159.60     195.55     275.74     511.76
Nasdaq Financial Stocks (U.S. & Foreign)   $100.00    132.46     170.06     260.14     252.50     252.18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of CPS Common Stock (its only class of voting securities) owned beneficially as of May 31, 2000, by (i) each person known to CPS to own beneficially more than 5% of the outstanding Common Stock, (ii) each director or named executive officer of CPS, and (iii) all directors and executive officers of CPS as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons. The address of Messrs. Bradley, Jr., Brockman, Brummund, Jr., Powell and Trotter is c/o Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618.

                                                                                      Amount & Nature of   Percent of
                                                                                      ------------------   ----------
               Name & Address of Beneficial Owner                               Beneficial Ownership (1)      Class
               ----------------------------------                               ------------------------      -----
Charles E. Bradley, Sr...........................................................          5,250,552 (2)      24.2%
     Stanwich Partners, Inc., 62 Southfield Avenue, Stamford, CT 06902
William B. Roberts...............................................................          1,033,982           5.1%
     Monmouth Capital Corp., 126 East 56th Street, New York, NY 10022
John G. Poole....................................................................            637,193 (3)       3.1%
     Stanwich Partners, Inc., 62 Southfield Avenue, Stamford, CT 06902
Thomas L. Chrystie...............................................................            182,100 (4)       0.9%
     P.O. Box 640, Wilson, WY 83014
Robert A. Simms..................................................................            306,944 (5)       1.5%
     55 Railroad Ave., Plaza Suite, Greenwich, CT 06830
Charles E. Bradley, Jr...........................................................          1,929,187 (6)       9.3%

Nicholas P. Brockman.............................................................            122,795           0.6%

William L. Brummund, Jr..........................................................            129,873           0.6%

Richard P. Trotter ..............................................................            135,759           0.7%

Curtis K. Powell.................................................................             94,966           0.5%

All directors and executive officers combined (14 persons) ......................          9,392,262 (7)      40.7%

Levine Leichtman Capital Partners II, L.P........................................          4,553,500 (8)       22.4%
     335 North Maple Drive, Suite 240, Beverly Hills, CA 90210
Robert T. Gilhuly and Kimball J. Bradley, Trustees...............................          1,058,818 (9)       5.2%
     c/o Cummings & Lockwood, Box 2505, Greenwich, CT 06830


(1) Includes certain shares that may be acquired within 60 days after May 31, 2000 from the Company upon exercise of options, as follows: Mr. Chrystie, 30,000 shares, Mr. Simms, 30,000 shares, Mr. Bradley, Jr., 517,640 shares, Mr. Brummund, 85,000 shares, Mr. Brockman, 55,400 shares, Mr. Powell, 94,250 shares, and Mr. Trotter, 132,100 shares.
(2) Includes 207,490 shares owned by the named person's spouse, as to which he has no voting or investment power, and 594,381 shares owned by two corporations (Stanwich Financial Services Corp., or "SFSC," and Stanwich Partners, Inc., or "Stanwich") of which the named person is president and a director. Includes 1,333,333 shares issuable upon conversion of $4,000,000 of Company indebtedness held by the named person. Includes 620,000 shares subject to options in favor of Mr. Chrystie and Mr. Bradley, Jr.
(3) Includes 333,333 shares issuable upon conversion of $1,000,000 of Company debt held by the named person.
(4) Includes 132,100 shares held by the Thomas L. Chrystie Living Trust, and 20,000 shares that Mr. Chrystie may acquire upon exercise of an option written by SFSC.
(5) Includes 16,944 shares owned by Mr. Simms' spouse, as to which he has no voting or investment power.
(6) Includes 211,738 shares held by a trust of which Mr. Bradley is the beneficiary, as to which he has no voting or investment power. Also includes 600,000 shares that Mr. Bradley, Jr. has the presently exercisable right to acquire from Mr. Bradley, Sr.
(7) Includes 2,770,056 shares that may be acquired within 60 days after May 31, 2000, upon exercise of options and warrants and conversion of convertible securities.
(8) Comprises 4,552,500 issued shares and 1,000 shares that are issuable upon exercise of an outstanding warrant.
(9) These shares are held in trusts of which the beneficiaries are Charles E. Bradley, Sr.'s adult children, including, among others, Charles E. Bradley, Jr. (as to 211,738 shares) and Kimball J. Bradley (as to 211,802 shares).

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each executive officer of the Company is a participant in a savings plan available generally to employees of the Company and qualified under Section 401(k) of the Internal Revenue Code. Transactions in Company common stock by that plan on behalf of each executive officer, as often as every pay period, have not yet been reported on the required form. In addition, the option grants and cancellations reported elsewhere in this Proxy Statement should have been reported by such executive officers and by two non-officer directors, but have not yet been reported on the required form. A total of eleven required reports have not been filed. The individuals and the number of transactions (excluding savings plan transactions, as to which the Company has been unable to obtain adequate records) are Charles E. Bradley, Jr. (two), Thurman L. Blizzard (two), Nicholas P. Brockman (two), William L. Brummund, Jr. (two), Thomas L. Chrystie
(one), Mark A. Creatura (two), Curtis K. Powell (two), Kris I. Thomsen (two), Richard P. Trotter (two), Robert A. Simms (one), and James L. Stock (two).

CERTAIN TRANSACTIONS

From May 1999 through February 2000, the Company paid Stanwich Partners, Inc. (a corporation of which Charles E. Bradley, Sr. and John G. Poole are principal shareholders) $62,500 for consulting services. Stanwich has agreed to provide such level of consulting services relating to strategic business and tax planning and investment analysis as the Company reasonably may request. No fixed, minimum or maximum number of hours of service is specified. The consulting arrangement is not continuing.

The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL"). The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the President and a director of the Company. CPSL is engaged in the equipment leasing business. CPSL finances its purchases of the equipment that it leases to others through either of two lines of credit. Amounts borrowed by CPSL under one of those two lines of credit have been guaranteed by the Company. As of March 31, 2000, the total amount outstanding under the two lines of credit was approximately $3.0 million, of which the Company had guarantied approximately $1.5 million. The Company has also financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL does not borrow under its lines of credit. The aggregate amount of advances made by the Company to CPSL as of March 31, 2000, is approximately $2.4 million. The advances related to operations bear interest at the rate of 8.5% per annum. The advances related to the fraction of the purchase price of leased equipment are not interest bearing.

The Company holds 38% of the outstanding shares of NAB Asset Corp. ("NAB"), a corporation of which Mr. Bradley, Sr., is the chairman and chief executive officer and of which Mr. Bradley, Jr., is a director. The Company held outstanding indebtedness of NAB in the principal amount of $2.1 million at December 31, 1998, which indebtedness bears interest at the rate of 13% per annum. During 1999, NAB repaid the entire amount owed.

In the ordinary course of its business operations, the Company from time to time purchases retail automobile installment contracts from an automobile dealer, Cars USA, which is owned by a corporation of which Mr. Bradley, Sr., and Mr. Bradley, Jr., are the principal shareholders. During the year ended December 31, 1999, the Company purchased 57 such contracts, with an aggregate principal balance of approximately $827,000. The Company paid an aggregate of approximately $802,000 for such contracts. All such purchases were on the Company's normal business terms. The Company also from time to time sells repossessed automobiles to Cars USA, and sold 11 such vehicles to Cars USA in 1999, for aggregate consideration of $83,800. The Company has provided inventory financing ("flooring") and has lent additional monies to Cars USA. As of December 31, 1999, the total amount owed to the Company was approximately $671,000, of which $321,100 represented flooring. The largest aggregate amount of indebtedness outstanding under the flooring line at any time since January 1, 1999 was $321,100, as of December 31, 1999. The flooring financing is a revolving line of credit, bearing interest at 10% per year, with a maximum advance depending upon the value of used car inventory, and with an overall maximum of $1,500,000. Other borrowings in the aggregate amount of $350,000 do not bear interest. The remainder of the amount owed to the Company represents fees for services performed for the dealer by the Company.

On November 17, 1998, the Company sold $25,000,000 aggregate principal amount of 13.50% Senior Subordinated Notes to Levine Leichtman Capital Partners II, L.P. ("LLCP"). As part of that transaction, the Company issued a common stock purchase warrant (the "November Warrant") giving LLCP the right to purchase up to 3,450,000 shares of Common Stock of the Company for an exercise price of $3.00 per share. That exercise price per share was determined by negotiation between the Company and LLCP, and represented a slight discount from the $3.1875 closing price per share reported by Nasdaq on September 11, 1998, which was the date of the first of several investment proposals from LLCP pursuant to which the November Warrant ultimately was issued.

On April 15, 1999, the Company sold an additional $5,000,000 aggregate principal amount of 14.50% Senior Subordinated Notes to LLCP. As part of that transaction (the "April Transaction"), (i) LLCP waived or modified certain provisions of the documentation of the November Transaction, (ii) the Company and LLCP modified certain provisions of the November Notes, including an increase in the interest rate to 14.50% per annum, (iii) the Company and LLCP modified the November Warrant by reducing the number of shares thereunder to 3,115,000 and reducing the exercise price to $0.01 per share, and (iv) the Company issued a second stock purchase warrant (the "April Warrant") to LLCP, giving LLCP the right to purchase 1,335,000 shares of CPS Common Stock for an exercise price of $0.01 per share at any time through April 15, 2009. Immediately following the issuance of the April Warrant, LLCP exercised the November Warrant for 3,115,000 shares at $0.01 per share. The April Warrant was contingent on shareholder approval, which was obtained on May 26, 1999. Immediately following shareholder approval, LLCP exercised the April Warrant for 1,334,000 shares at $0.01 per share, giving LLCP aggregate holdings of 4,449,000 shares, or approximately 22.5% of outstanding shares. Also in the April Transaction, (i) the Company agreed to defer to July and August 1999 the commitment of SFSC to make an additional $15.0 million investment into the Company, (ii) Charles E. Bradley, Sr., and Charles E. Bradley, Jr., personally guaranteed a portion of the related debt, and (iii) those individuals pledged certain collateral in conjunction with those commitments. Those guarantees and that collateral were released in connection with the March 2000 restructuring described below.

The increase in the interest rate on the November Notes, and the $0.01 per share exercise price of the April Warrant and of the amended November Warrant, were conditions to LLCP's willingness to lend money to the Company in the April Transaction. Such exercise price was not similar to the market price of CPS Common Stock, which was $3.625 per share on April 15, 1999. The Company obtained in those transactions long-term debt financing in the aggregate principal amount of $30 million.

The documents governing the Company's transactions with LLCP also include, among other things, provisions giving LLCP the right to require the Company to register shares issued or issuable under the Warrants for resale, and the right to designate one member of the Board of Directors of the Company. The Company appointed Arthur E. Levine, a principal of LLCP, as a member of the Board of Directors on November 17, 1998. Mr. Levine resigned from the Board on April 2, 1999.

In August and September of 1998, SFSC and Mr. Poole lent the Company $4 million and $1 million, respectively, on a short-term basis, and with an interest rate of 15% per annum. Simultaneously with the November 1998 issuance of senior subordinated notes to LLCP, Mr. Poole and SFSC agreed to certain modifications to that indebtedness. In particular, they agreed to subordinate their indebtedness to the indebtedness in favor of LLCP, to extend the maturity of their debt until June 2004, and to reduce their interest rate from 15% to 12.5%. SFSC and Mr. Poole received in return the option to convert such debt into an aggregate of 1,666,667 shares of common stock at the rate of $3.00 per share through maturity at June 30, 2004. SFSC further agreed to subordinate to LLCP up to $15 million of other Company indebtedness held by SFSC, to the extent the notes representing such indebtedness had not been pledged to unaffiliated third parties. In connection with the April Transaction, SFSC and Mr. Poole agreed to additional terms making more strict the subordination of this indebtedness to the Company's indebtedness in favor of LLCP.

In connection with the Company's sale of approximately $234.2 million of Contracts in June 1999 to an affiliate of General Electric Capital Corporation, Mr. Bradley, Jr., gave his personal guaranty of certain of the Company's representations and warranties concerning the Contracts to be sold. Mr. Bradley received no separate compensation in exchange for that guaranty.

On September 30, 1999, the Company issued $1.5 million of promissory notes to Stanwich Financial Services Corp. ("SFSC"), which is a corporation of which the Company's chairman of the board, Charles E. Bradley, Sr., is the sole director, chief executive officer, and principal shareholder. The notes bear interest at the rate of 14.5% per annum. As part of the related agreement, the Company agreed to issue warrants to purchase 207,000 shares of the Company's common stock at the price of $0.01 per share. Those warrants were never issued, and in the March 2000 restructuring, described below, SFSC agreed to accept 103,500 shares of common stock in place of such 207,000 warrants.

In March 2000, the Company and LLCP restructured the outstanding indebtedness of the Company in favor of LLCP, which had been in default. In the restructuring,
(i) all existing defaults were waived or cured, (ii) LLCP lent an additional $16 million ("Tranche A") to the Company, (iii) the proceeds of that loan (net of fees and expenses) were used to repay all of the Company's outstanding senior secured indebtedness, (iv) the outstanding $30 million of subordinated indebtedness in favor of LLCP was exchanged for senior indebtedness ("Tranche B"), (v) the Company granted a blanket security interest in favor of LLCP, to secure both Tranche A and Tranche B, and (vi) LLCP released SFSC and its affiliates (including Mr. Bradley, Sr., Mr. Bradley, Jr., and Mr. Poole) of any liability for failure to invest $15 million in the Company. Tranche A is due July 2001, and bears interest at 12.50% per annum; Tranche B is due November 2003, and bears interest at 14.50% per annum. In each case the interest rate is subject to increase by 2.0% in the event of a default by the Company. In the restructuring, the Company paid a fee of $325,000, paid accrued default interest of $300,000, issued 103,500 shares of common stock to LLCP, and paid out-of-pocket expenses of approximately $250,000. The terms of the transaction were determined by negotiation between the Company and LLCP.

The Company has from time to time lent money to its employees, including officers. Such borrowings are evidenced by promissory notes, and generally bear interest at 10% per annum. Charles E. Bradley, Jr. (president and a director) and Nicholas P. Brockman (a senior vice president) were indebted to the Company in excess of $60,000 at various times since January 1, 1999. The maximum indebtedness of Mr. Bradley was $625,303, as of January 1, 1999, and the maximum indebtedness of Mr. Brockman was $154,618, as of January 1, 2000. As of March 14, 2000, Mr. Bradley's and Mr. Brockman's indebtedness to the Company was approximately $88,436 and $154,618, respectively. Mr. Bradley's indebtedness as of March 14, 2000, includes approximately $15,000 representing his profits recoverable for the benefit of the Company under Section 16(b) of the Securities Exchange Act. Mr. Bradley has agreed to pay that amount to the Company not later than May 31, 2000.

The agreements and transactions described above were entered into by the Company with the parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company. (Mr. Levine, with whom the Company negotiated the LLCP transactions, was a director of the Company after the consummation of the November 1998 transaction until April 1999.) In each case such agreements and transactions have been reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect thereto.

                                VOTING OF SHARES

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card.

The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Holders of CPS Common Stock are entitled to one vote per share on each matter other than election of directors. As to election of directors, each holder of CPS Common Stock may cumulate such holder's votes and give any nominee an aggregate number of votes equal to the number of directors to be elected multiplied by the number of shares of CPS Common Stock held of record by such holder as of the record date, or distribute such aggregate number of votes among as many nominees as the holder thinks fit. However, no such holder shall be entitled to cumulate votes for any nominee unless such nominee's name has been placed in nomination prior to the voting and the holder has given notice at the annual meeting prior to the voting of the holder's intention to cumulate votes. If any one holder has given such notice, all holders may cumulate their votes for nominees. Discretionary authority is sought hereby to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting on the proposal at a duly held meeting at which a quorum is present is required for approval of Proposal No. 2 (Amendment to 1997 Long-Term Incentive Stock Plan) and Proposal No. 3 (Selection of Independent Auditors). In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR the amendment to the 1997 Long-Term Incentive Stock Plan; and FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2000; and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.


                              SHAREHOLDER PROPOSALS

The Company expects to hold its year 2001 Annual Meeting of Shareholders on Wednesday, May 30, 2001. In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2001 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 16355 Laguna Canyon Road, Irvine, California 92618 by no later than January 3, 2001.

                        CONSUMER PORTFOLIO SERVICES, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 12, 2000

        The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 16355 Laguna Canyon Road, Irvine, California 92618 on Wednesday, July 12, 2000, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and James L. Stock, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

        THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

/x/ Please mark
    votes as in
    this example           Please Detach and Mail in the Envelope Provided

                                                                                                      FOR   AGAINST   ABSTAIN
1. Election of Directors  Nominees:                         2.  To approve an amendment to the         / /     / /     / /
   Charles E. Bradley, Sr., Charles E. Bradley, Jr.,            Company's 1997 Long-Term Incentive
   John G. Poole, Robert A. Simms, William B. Roberts           Plan to increase the number of shares
   and Thomas L. Chrystie                                       issuable pursuant to awards to awards
                                                                under the plan.
   FOR ALL                    WITHHELD
   NOMINEES                   FROM ALL
                              NOMINEES
    /  /                        /  /                        3.  To ratify the appointment of KPMG      / /     / /     / /
                                                                LLP as independent auditors of the
For all nominees except as noted below                          Company for the year ending December
                                                                31, 1999.

    ----------------------------------                      4.  To transact such other business as may properly come before the meeting or any adjournment(s) thereof.



                                                                                                      MARK HERE FOR    / /
                                                                                                      ADDRESS CHANGE
                                                                                                      AND NOTE AT LEFT

                                                            PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD


Signature:_____________________________   Date:_________________  Signature:_____________________________  Date:__________________

NOTE: This proxy should be signed by the shareholder(s) exactly as his or her name(s) appear(s) hereon, dated and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both persons should sign.
